Exhibit 5.1

May 15, 2014 Via Courier Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, ALTA Canada T2J 7E8

Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada LLP

Royal Bank Plaza, South Tower, Suite 3800

200 Bay Street, P.O. Box 84

Toronto, Ontario M5J 2Z4 CANADA

F: +1 416.216.3930

nortonrosefulbright.com

Dear Sirs/Mesdames:

We act as counsel to Agrium Inc. (the Corporation) in connection with the Corporation’s Amended and Restated Stock Option and Tandem SAR Plan (the Stock Option/Tandem SAR Plan). We are providing this opinion in connection with the Corporation’s filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the Registration Statement) to register under the Securities Act of 1933, as amended (the US Securities Act) the offer and sale of an additional 5,000,000 common shares of the Corporation (the Option Shares) issuable pursuant to awards granted under the Stock Option/Tandem SAR Plan.

In connection with this opinion we have examined such corporate records of the Corporation and such other documents as we have considered appropriate and necessary to enable us to express the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have signed personally, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or true copies or photocopies. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We are qualified to practice law in the Province of Ontario and the opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon the foregoing we are of the opinion that, when issued, delivered and paid for in accordance with the terms of the Stock Option/Tandem SAR Plan, the Option Shares shall be duly authorized, validly issued, fully-paid and non-assessable common shares of the Corporation.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act.

Yours very truly,

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

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